For Immediate Release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners’ Second-Quarter Adjusted EBITDA Declines Slightly;
Operating Platform Continues to Provide Significant Efficiencies

OVERLAND PARK, Kan., March 7, 2008 – Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported for the second fiscal quarter ended January 31 that Adjusted EBITDA declined slightly to $103.2 million from $111.5 million for the same quarter in the prior fiscal year, while net earnings were $51.2 million compared to $59.2 million for the same period in the prior fiscal year. The lower results were in part caused by the quarter’s hedging performance.

Propane sales volume in the second fiscal quarter decreased to 267 million gallons from 276 million gallons for the same fiscal quarter in the prior year. During the fiscal quarter, nationwide, temperatures were 3 percent warmer than normal, but 8 percent cooler than the same period in the prior fiscal year.

Chairman and Chief Executive Officer James Ferrell pointed out, “The second-quarter performance masked the underlying strength of our operations. During the quarter operating expenses, driven by our operating platform, decreased nearly 9 percent, with certain variable expenses being flexed significantly in reaction to the lesser demand.”

Ferrell also explained, “The unprecedented sharp increase in propane costs was responsible for reduced results in our risk management operations. We have already taken steps to reduce our exposure in this area.”

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Revenues for the fiscal second quarter increased 15 percent to $764 million, from $662.8 million in the prior fiscal year period. Gross profit for the period totaled $211 million, down from a near-record $227.5 million in the same period the fiscal year before. On a quarter-over-quarter basis, general and administrative expenses increased to $11.1 million from nearly $10 million reflecting nonrecurring costs, while equipment lease expense improved to $6.1 million from $6.5 million.

Looking ahead, President and Chief Operating Officer Steve Wambold observed, “Our strategies remain on track and in the right direction with our relatively new operating platform producing ongoing benefits. We fully expect ongoing benefits, for example, we have driven the percentage of profitable accounts to more than 80 percent and will continue to use the system to identify unprofitable accounts and address them. Our Blue Rhino branded tank exchange program is extremely healthy and we intend to add more than 1,100 locations by the end of July, positioning the partnership to do well during the all-important summer season.” Wambold concluded, “In addition, we expect general and administrative expenses to return to more normal levels in the third fiscal quarter.”

The following is a comparison for the first half of fiscal 2008, as compared to the first half of fiscal 2007. Net earnings and Adjusted EBITDA were $28.3 million and $126.5 million, respectively, compared with $29.7 million and $131.2 million, respectively. Revenues grew to $1.2 billion from $1.0 billion, while gross profit was $342.5 million compared with $354.6 million. Propane sales volumes were 408 million gallons, down from 437 million gallons. Operating and general and administrative expenses were $181.5 million and $22.9 million, respectively, compared with $189.9 million and $21 million. Equipment lease expense was $12.5 million, down from $13.1 million.

Ferrellgas Partners, L.P., through its operating partnership. Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

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Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year end July 31, 2007, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)
ASSETS	January 31, 2008	July 31, 2007
Current Assets:
Cash and cash equivalents	$37,018	$20,685
Accounts and notes receivable, net	169,074	118,320
Inventories	181,421	113,807
Prepaid expenses and other current assets	26,727	16,772

Total Current Assets	414,240	269,584
Property, plant and equipment, net	696,586	720,190
Goodwill	249,145	249,481
Intangible assets, net	235,644	246,283
Other assets, net	19,636	17,865

Total Assets	$1,615,251	$1,503,403

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$135,302	$62,103
Short term borrowings	128,052	57,779
Other current liabilities (a)	100,430	107,199

Total Current Liabilities	363,784	227,081
Long-term debt (a)	1,017,865	1,011,751
Other liabilities	23,481	22,795
Contingencies and commitments	—	—
Minority interest	4,834	5,119
Partners’ Capital:
Common unitholders (62,958,674 and 62,957,674 units
outstanding at January 2008 and July 2007, respectively)	261,153	289,075
General partner unitholder (635,946 and 635,936 units
outstanding at Janaury 2008 and July 2007, respectively)	(57,435)	(57,154)
Accumulated other comprehensive income	1,569	4,736

Total Partners’ Capital	205,287	236,657

Total Liabilities and Partners’ Capital	$1,615,251	$1,503,403

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of
8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2008 AND 2007
(in thousands, except per unit data)
(unaudited)
	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2008	2007	2008	2007	2008	2007
Revenues:
Propane and other gas liquids sales	$684,456	$581,997	$1,043,391	$926,916	$1,873,898	$1,691,057
Other	79,512	80,776	115,493	112,270	238,240	205,433

Total revenues	763,968	662,773	1,158,884	1,039,186	2,112,138	1,896,490
Cost of product sold:
Propane and other gas liquids sales	504,524	380,009	757,043	614,695	1,289,517	1,092,610
Other	48,422	55,301	59,382	69,921	146,684	133,902

Gross profit	211,022	227,463	342,459	354,570	675,937	669,978
Operating expense	91,020	99,844	181,479	189,855	372,462	377,889
Depreciation and amortization expense	21,075	22,035	42,440	43,691	86,132	85,918
General and administrative expense	11,115	9,963	22,908	21,048	46,730	46,270
Equipment lease expense	6,143	6,454	12,494	13,098	25,538	26,201
Employee stock ownership plan compensation charge	3,072	2,739	6,246	5,580	11,891	10,933
Loss on disposal of assets and other	3,680	3,492	6,067	6,495	10,394	11,397

Operating income	74,917	82,936	70,825	74,803	122,790	111,370
Interest expense	(22,851)	(22,329)	(45,137)	(44,709)	(88,381)	(86,829)
Interest income	181	920	998	1,890	2,253	3,028

Earnings before income taxes and minority interest	52,247	61,527	26,686	31,984	36,662	27,569
Income tax expense – current	670	1,418	357	1,399	2,532	3,469
Income tax expense (benefit) — deferred (h)	(206)	254	(2,381)	483	122	1,237
Minority interest (a)	585	666	412	426	587	473

Net earnings	51,198	59,189	28,298	29,676	33,421	22,390
Net earnings available to general partner	3,657	6,257	283	297	334	224

Net earnings available to common unitholders	$47,541	$52,932	$28,015	$29,379	$33,087	$22,166

Earnings Per Unit

Basic and diluted net earnings available per common unit	$0.76	$0.84	$0.44	$0.47	$0.53	$0.36
Dilutive effect of EITF 03-6 (b)	0.05	0.09	—	—	—	—
Adjusted net earnings per unit available to common unitholders	$0.81	$0.93	$0.44	$0.47	$0.53	$0.36

Weighted average common units outstanding	62,958.7	62,884.2	62,958.7	62,561.4	62,956.1	61,609.7

Supplemental Data and Reconciliation of Non-GAAP Items:
	Three months ended January 31,		Six months ended January 31,		Twelve months ended January 31,

	2008	2007	2008	2007	2008	2007

Propane gallons	266,525	275,915	407,670	437,160	775,242	795,351

Net earnings	$51,198	$59,189	$28,298	$29,676	$33,421	$22,390
Income tax expense (benefit)	464	1,672	(2,024)	1,882	2,654	4,706
Interest expense	22,851	22,329	45,137	44,709	88,381	86,829
Depreciation and amortization expense	21,075	22,035	42,440	43,691	86,132	85,918
Interest income	(181)	(920)	(998)	(1,890)	(2,253)	(3,028)

EBITDA	95,407	104,305	112,853	118,068	208,335	196,815
Employee stock ownership plan compensation charge	3,072	2,739	6,246	5,580	11,891	10,933
Unit and stock-based compensation charge (c)	450	333	900	666	1,123	1,294
Loss on disposal of assets and other	3,680	3,492	6,067	6,495	10,394	11,397
Minority interest	585	666	412	426	587	473

Adjusted EBITDA (d)	103,194	111,535	126,478	131,235	232,330	220,912
Net cash interest expense (e)	(24,115)	(22,352)	(46,098)	(44,272)	(90,846)	(87,240)
Maintenance capital expenditures (f)	(6,344)	(5,735)	(9,468)	(9,719)	(16,684)	(16,663)
Cash paid for taxes	(68)	—	(1,279)	(1,765)	(3,256)	(2,680)
Proceeds from asset sales	3,272	1,882	6,250	5,506	10,574	10,266

Distributable cash flow to equity investors (g)	$75,939	$85,330	$75,883	$80,985	$132,118	$124,595

(a) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b) Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128,
Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically only impact the three months ending January 31. EITF 03-6 did not have a dilutive effect on the six and twelve months ended January 31,
2008 and 2007.

(c) Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.2 million and $0.1 million to operating expense, for the three months ended January 31, 2008 and 2007, respectively, and $0.3 million and $0.2 million to operating expense for the six months ended January 31, 2008 and 2007, respectively.
A non-cash compensation charge of $0.3 million and $0.2 million was recorded to general and administrative expense for the three months ended January 31, 2008 and 2007, respectively, and $0.6 million and $0.5 million for the six months ended January 31, 2008 and
2007, respectively. A non-cash charge of $0.4 and $0.3 was recorded to operating expense for the twelve months ended January 31, 2008 and 2007, respectively. A non-cash charge of $0.7 and $1.0 was recorded to general and administrative expense for the twelve months ended January 31, 2008 and 2007, respectively.

(d) Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long- term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e) Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(f) Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(g) Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(h) During the fourth quarter of fiscal 2007 the governor of the state of Michigan signed into law a new Michigan Business Tax. The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax expense of $2.8 million during fiscal 2007. During fiscal 2008 a credit for this deferred tax expense was created by a new Michigan tax law. The passing of this new tax law caused
Ferrellgas to recognize a one time deferred tax credit during fiscal 2008.